Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Lordstown Motors Corp.

We consent to the incorporation by reference in the registration statements (No. 333-250045) and (No. 333-258306) on Form S-1 and the registration statement (No. 333-251771) on Form S-8 of Lordstown Motors Corp. of our report dated September 20, 2020, with respect to the balance sheet of Lordstown Motors Corp. as of December 31, 2019, the related statements of operations, stockholders’ equity, and cash flows for the period from April 30, 2019 to December 31, 2019, and the related notes, which report appears in the December 31, 2021 annual report on Form 10-K of Lordstown Motors Corp.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

February 28, 2022